Steve Fisher Elected to Board of Directors of Vonage Holdings Corp.

HOLMDEL, N.J., January 15, 2013 /PRNewswire/ -- Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, today announced that it has elected Steve Fisher to serve as a member of its Board of Directors.
Mr. Fisher brings valuable technology experience to the Vonage Board, including expertise in cloud computing, systems architecture and software development. He is also an inventor on 14 U.S. patents.

Mr. Fisher is currently Executive Vice President of Technology at Salesforce.com, an enterprise cloud computing company. He joined Salesforce.com in 2004 where he has held several leadership positions including Senior Vice President of Platform Product Management and Vice President, Engineering. Prior to that, Mr. Fisher served as Architect, AT&T Labs, Inc. from 2001 through 2004. Earlier, he was Founder, President and Chief Executive Officer of NotifyMe Networks, Inc., and served at Apple Computer, Inc., as Department Manager, Internet Products Group. Mr. Fisher received an M.S. in Computer Science and a B.S. in Mathematical and Computational Science from Stanford University.

"We are excited to have Steve join our Board. He has an impressive technology background with a proven track record of contributing to the success of both startups and established technology companies,” said Marc Lefar, Vonage Chief Executive Officer. “His deep experience in research and development, combined with his expertise in cloud computing and application development for PCs and mobile devices, will prove valuable to Vonage as we continue to develop new ways for people to communicate with each other from cloud-connected devices around the world.”

Mr. Fisher said, “I am excited to join the Vonage Board and look forward to working closely with Marc and the other members of the team. Vonage is well positioned to build upon its strong foundation in VoIP services to meet customers’ emerging communications needs globally. I look forward to contributing to the team’s success.”

Vonage has substantially deepened the technology and digital marketing experience of its board in recent years as the company continues to develop new communications products to meet the emerging needs of customers worldwide. Mr. Fisher joins David C. Nagel, Ph.D. former President, Chief Executive Officer and a director of PalmSource, Inc., Carl Sparks, President and CEO of Travelocity, and Joseph Redling, former President and CEO of NutriSystem, Inc. and Chief Marketing Officer, President of AOL Access.
About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use from both landline and mobile phones. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail — for one low monthly rate. Our Vonage Mobile app is a free downloadable app for iPhone® and Android™ that lets users talk and text worldwide for free with anyone else who uses the app. Vonage's service is sold on the web and through regional and national retailers including Walmart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage, Vonage Logo Design and the V and Dot Logo are registered trademarks and service marks of Vonage Marketing LLC., owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.
Vg-f

CONTACT: Vonage Investor Contact: Leslie Arena, +1-732-203-7372, leslie.arena@vonage.com; or Vonage Media Contact: Jo Ann Tizzano, +1-732-788-5172, joann.tizzano@vonage.com